Argentex: High-Grade Silver Continues to Expand Pinguino’s Potential; Drilling Discovers 8.0 Meters Grading 470.0 g/t Ag and 1.64 g/t Au within Marta Centro

Vancouver, B.C., May 5, 2011 -- Argentex Mining Corporation’s (TSX-V: ATX) (OTCBB: AGXM) is pleased to release additional drill results from the ongoing 2011 exploration program at its 100%-owned Pinguino project in Santa Cruz, Argentina.  The latest results include 8.0 meters of 470.0 g/t silver and 1.64 g/t gold, and 7.0 meters of 121.9 g/t silver and 2.77 g/t gold at Marta Centro.

Argentex’s current exploration program at Pinguino is scheduled to include approximately 17,000 meters of drilling and 12,000 meters of trenching. To date, the Company has completed 4,851 meters of diamond drilling in 26 holes and 11,195 meters of RC drilling in 162 holes.   Results below are from the most recent nine holes from the Marta Centro and Marta Norte veins.

“The large intervals of silver mineralization, with the higher than expected gold values from this recent drilling, is very encouraging for the project”, commented Ken Hicks, President of Argentex. “The consistency of the silver and gold values in the mineralized holes continues to highlight Pinguino’s growing potential. Our technical team is currently reviewing an aggressive drill program to expand these zones further along strike and to depth.”

Drill Hole	From (m)	To (m)	Interval (m)*	Gold (g/t)	Silver g/t
Marta Centro Vein
PR89-11	12.00	31.00	19.00	0.63	118.1
including	14.00	17.00	3.00	3.21	678.0
PR90-11	14.00	34.00	20.00	0.89	205.5
including	15.00	23.00	8.00	1.64	470.0
and includes	20.00	23.00	3.00	3.25	714.3
PR88-11 (A)	9.00	11.00	2.00	0.15	14.7
PR88-11 (B)	30.00	32.00	2.00	0.15	11.9
PR94-11	12.00	28.00	16.00	0.48	30.0
Including	19.00	26.00	7.00	0.94	41.6
and includes	25.00	26.00	1.00	3.33	56.4
PR95-11	8.00	24.00	16.00	1.50	20.4
Including	17.00	22.00	5.00	4.39	25.0
and includes	19.00	20.00	1.00	18.70	40.1
PR96-11	8.00	29.00	21.00	1.18	86.2
Including	11.00	25.00	14.00	1.70	118.9
and includes	17.00	24.00	7.00	2.77	121.9
and include	19.00	20.00	1.00	11.30	41.0
PR97-11	7.00	21.00	14.00	0.22	20.6
Including	7.00	8.00	1.00	0.10	154.0
Marta Norte Vein
PR85-11 (A)	12.00	17.00	5.00	0.17	26.7
including	14.00	16.00	2.00	0.35	49.0
PR85-11 (B)	35.00	36.00	1.00	0.04	46.0
PR87-11	31.00	39.00	8.00	0.05	55.8
including	38.00	39.00	1.00	0.19	133.0
*True widths are estimated to be 85-90% of the stated core length
(A) (B) represent multiple mineralized intercepts within a single drill hole

Results

The table above displays selected analytical results from a total of 162 reverse circulation holes.  The drill program was designed to expand silver targets from the reconnaissance 2010 program as well as test new targets. A map of drill hole collars is available on our web site at www.argentexmining.com.

The Pinguino project, located in the central part of the Deseado Massif, is host to two separate and distinct mineralizing events. The ultimate mineralizing episode is represented by an extensive series of veins, which exploration results to date show contain high-grade silver-gold epithermal mineralization. This is the main exploration priority of the company at this time,

About Pinguino

Argentex’s Pinguino property is located in Argentina’s Patagonia region, within the Deseado Massif of Santa Cruz province. Argentex believes that recent high-grade silver discoveries within newly tested structures of the district scale vein system at Pinguino show potential for the development of a significant silver resource.

The Deseado Massif is an active region of mining with four precious metal mines currently in production, and includes multiple active advanced and early-stage exploration projects.

Quality Assurance

Samples selected for analysis are sent to Acme Analytical Laboratories’ sample preparation lab in Mendoza, Argentina.  From there, sample pulps are sent to Santiago, Chile for fire assay gold analysis and to Vancouver, Canada for Group 1DX multi-element MS-ICP analysis.  Samples with over-limit zinc, lead, silver and/or copper are reanalyzed using an ore-grade high detection limit 7AR analysis, also conducted in Vancouver.  Acme Analytical Laboratories is an accredited ISO 9000:2001 full-service commercial laboratory with its head office in Vancouver. Referee analyses will be carried out by Alex Stewart (assayers) Argentina S.A. in Mendoza, Argentina.  Argentex, Acme and Alex Stewart all maintain comprehensive and independent Quality Control/Quality Assurance programs.

Exploration on the Pinguino property is being conducted under the supervision of Mr. Kenneth Hicks, P.Geo. Argentex's President and a "Qualified Person" (QP) as defined by Canada's National Instrument 43-101.

About Argentex:

Argentex Mining Corporation is an exploration company focused on the discovery of silver, gold and polymetallic deposits on its advanced late-stage exploration projects in the Patagonia region of southern Argentina.

In 2011, through an extensive targeted exploration program, Argentex is currently advancing its highly prospective projects, focusing primarily on its 100%-controlled Pinguino project, located in Santa Cruz province.

The new discoveries being drill tested include the Tranquilo and Luna veins at Pinguino, which returned high-grade results in previous drill programs, including 6.0 meters of over 2,428 g/t silver and 0.22 g/t gold and 6.4 meters of 486.6 g/t silver and 1.91 g/t gold. Argentex's 10,000-hectare Pinguino property is located in Argentina's Patagonia region, within the Deseado Massif of Santa Cruz province. Pinguino is easily accessible, situated approximately 400 meters above sea level in low-relief topography.  An existing system of all-weather roads provides year-round access to the property.

In total, Argentex owns 100% of the mineral rights to more than 35 properties located within approximately 307,981 acres (124,636 hectares) of highly prospective land located in the Santa Cruz and Rio Negro provinces of Argentina. Shares of Argentex common stock trade under the symbol ATX on the TSX Venture Exchange and on the OTCBB under the symbol AGXM.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FURTHER INFORMATION:

Ken Hicks, President
Argentex Mining Corporation

For additional information please contact:

Peter A. Ball
Executive Vice President Corporate Development
604-568-2496 or 1-888-227-5285
peter@argentexmining.com

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements in this news release include statements about the company’s anticipation that it believes that recent high-grade silver discoveries within newly tested structures of the district scale vein system at Pinguino show potential for the development of a significant silver resource.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control.  These risks and uncertainties include, among other things, competition for qualified personnel and risks that are inherent in Argentex's operations including the risk that the Company may not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans.  These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.